Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 23, 2013

Registration Statement No. 333-181985

NEW ISSUE ABS: $975MM DAIMLER (MBART) 2013-1 *FULL DETAILS*

JOINT-LEAD MANAGERS: RBS (struc), BAML, RBC
CO-MANAGERS        : COMMERZBANK, LLOYDS

CL	$SIZE-MM	WAL	SP/F	P.WIN	E.FIN	L.FIN	BNCH	SPD	YLD%	CPN%	$PX
A1	278.900	0.25	A1+/F1+	1-7	02/14	08/14	YLD		.22	.22	100.00000
A2	305.600	1.03	AAA/AAA	7-19	02/15	03/16	EDSF	+ 16	.508	.50	99.99234
A3	275.500	2.16	AAA/AAA	19-36	07/16	08/17	IS	+ 25	.783	.78	99.99632
A4	115.000	3.16	AAA/AAA	36-39	10/16	11/19	IS	+ 32	1.138	1.13	99.98352

EXPECTED SETTLE   : 07/31/2013
FIRST PMT DATE    : 08/15/2013
PRICING SPEED     : 1.30% ABS to 10% CLEANUP CALL
REGISTRATION      : PUBLIC (SEC REGISTERED)
ERISA ELIGIBLE    : YES
MIN DENOMS        : $1k x $1k
BLOOMBERG TICKER  : MBART 2013-1
BILL & DELIVER    : RBS

IMPORTANT NOTICE
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com